Exhibit 10.5

EMPLOYMENT AGREEMENT

                This EMPLOYMENT AGREEMENT (the "Agreement"), made as of December 1, 2005, by and between Sea Sun Capital Corp., a Delaware corporation (together with its subsidiaries, the "Company"), and Gregory N. “Greg” Heller, a resident of Oakville Ontario (the "Employee").

WITNESETH

WHEREAS, Employee desires to serve the Company as its Senior Vice President and Chief Financial Officer.

WHEREAS, the parties desire to provide that the Employee be employed by the Company under the terms of this Agreement.

NOW THEREFORE in consideration of the mutual benefits to be derived from this Agreement, the Company and the Employee hereby agree as follows:

1. Term of Employment: Office and Duties:

1.1. Employee’s term of employment under this Agreement shall commence as of the date hereof (the "Effective Date") and, subject to the terms hereof, shall terminate on such date (the "Termination Date") which is the earlier of (i) December 31, 2008 or (ii) the termination of Employee’s employment pursuant to this Agreement (the period from the Effective Date until the Termination Date shall be the "Term"). The Termination Date (and the Term) shall automatically be extended for an additional year on December 31, 2008 and on each subsequent last day of the Company's fiscal year thereafter unless (a) Employee’s employment has been terminated prior to such day, or (b) not later than sixty (60) days prior to such day, either party to this Agreement shall have given written notice to the other party that he or it does not wish to extend further the Termination Date (and the Term).

1.2. The Employee shall devote substantially all of his working time to the business and affairs of the Company other than during vacations of four weeks per year and periods of illness or incapacity; provided, however, that nothing in this Agreement shall preclude the Employee from devoting time required: (i) delivering lectures or fulfilling speaking engagements; or (ii) engaging in charitable and community activities; or (iii) from managing any passive investment made by him in publicly traded equity securities or other property (provided that no such  investment may exceed 5% of the equity of any publicly traded entity, without the prior approval of the Company's Chairman and Chief Executive Officer) or from serving, subject to the prior approval of the Company's Chairman and Chief Executive Officer, as a member of boards of directors or as a trustee of any other corporation, association or entity, provided, however, that such activities do not interfere with the performance of his duties hereunder. For purposes of the preceding sentence, any required approval shall not be unreasonably withheld.

2. Compensation and Benefits

2.1. Base Salary. The Company shall pay the Employee a base salary ("Base Salary") at the rate of US$150,000 per annum during the Term and shall commence when the company is adequately capitalized as determined by the Board of Directors; provided, however, that commencing on October 31, 2006, the Compensation Committee of the Company's Board of Directors (the "Compensation Committee") shall, and each year thereafter shall, review the Employee's annual Base Salary for potential increase; however, Employee’s right to annual increases shall not be unreasonably denied, and the Base Salary shall not be decreased at any time during the Term. Base Salary shall be payable in accordance with the ordinary payroll practices of the Company. Any increase in Base Salary shall constitute "Base Salary" hereunder.

2.2. Bonus. Employee will be entitled to receive an annual bonus (“the “Annual Bonus”), payable each year subsequent to the issuance of final audited financial statements, but in no case later than 120 days after the end of the Company’s most recently completed fiscal year. The final determination on the amount of the Annual Bonus will be made by the Compensation Committee of the Board of Directors, based primarily on mutually agreed upon criteria, established with respect to the ensuing fiscal year, within thirty (30) days of the end of each fiscal year. In the event that the applicable criteria cannot be mutually agreed upon by the Compensation Committee and the Employee, such criteria shall be established by majority vote of the entire Board of Directors. The Compensation Committee may also consider other more subjective factors in making its determination. The targeted amount of the Annual Bonus shall be 100% of the Employee’s base salary, which shall be deemed fully earned if Employee meets substantially all of the mutually agreed upon criteria specified above. The actual Annual Bonus for any given period may be higher or, if Employee fails to meet substantially all of the above-specified criteria, lower than 50%. Specifically, the Compensation Committee will give consideration to Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), to EBITDA less Capital Expenditures, and to other traditional criteria for determining operating performance. The Compensation Committee may also consider other more subjective factors in making its determination. Notwithstanding anything herein to the contrary, Employee shall be entitled to receive an Annual Bonus of 50% of the Employee’s base salary if in any fiscal year the Company receives net proceeds from a financing in the amount of at least $5,000,000, and Employee shall be entitled to receive an Annual Bonus of 100% of the Employee’s base salary if in any fiscal year the Company receives net proceeds from a financing in the amount of at least $10,000,000.

2.3. Stock Option Awards. As of the Effective Date of this agreement, Employee shall receive an option to purchase 200,000 shares of the Company’s common stock; par value $0.01 per share (the “Common Stock”) at an exercise price equal to $0.75 per share; the other terms and conditions of such award shall be governed by the terms of a stock option award agreement which will be drafted by the Company. On the first business day of each of the Company's 2007, and 2008 fiscal years (in each case so long as the Termination Date has not occurred), the Company shall award Employee an additional option to acquire 100,000 shares of Company Common Stock at an exercise price equal to the market price of Company Common Stock on the date of the grant; the other terms and conditions of such awards shall be governed by the terms of a stock option award agreement in a form substantially similar to that then used by the Company. The options awarded pursuant to this Section 2.3 shall be for a term of ten (10) years and shall vest in one-half increments beginning on the first anniversary of the date of the award and annually thereafter until fully vested. The vesting of the Employment Option shall accelerate upon a change in control of the Company as defined in Rule 405 of the Securities Act of 1933 or upon sale of substantially all of the assets of the Company or the merger out of existence of the Company provided that Employee is still in the employ of the Company or has not been terminated in contemplation of such transaction.

2.4. Withholding and Employment Tax. Payment of all compensation hereunder shall be subject to customary withholding tax and other employment taxes as may be required with respect to compensation paid by an employer/corporation to an employee.

2.5. Employee Medical, Health And Dental Plans. The Company shall provide the Employee and his family during the Term of his employment with full medical, health and dental coverage, which is commensurate with similar sized companies.

2.6. Disability. The Company shall, to the extent such benefits can be obtained at a reasonable cost, provide the Employee with disability insurance benefits at least as favorable to the Employee as those being provided to other senior executives of similar sized companies. In the event of the Employee’s Disability (as hereinafter defined), the Employee and his family shall continue to be covered by all of the Company’s life, medical, health and dental plans, at the Company’s expense, to the extent such benefits can be obtained at a reasonable cost, for the term of such Disability (as hereinafter defined) in accordance with the terms of such plans.

2.7. Death. The Company shall, to the extent such benefits can be obtained at a reasonable cost, provide the Employee with life insurance benefits at least as favorable to the Employee as those being provided to other senior executives of similar sized companies, however the policy shall not be less than one million US dollars (US$1,000,000). In the event of the Employee’s death, the Employee’s family shall continue to be covered by all of the Company’s medical, health and dental plans, at the Company’s expense, to the extent such benefits can be obtained at a reasonable cost, for twenty-four (24) months following the Employee’s death in accordance with the terms of such plans.

2.8. Vacation. Employee shall receive four (4) weeks of vacation annually, administered in accordance with the Company’s vacation policy.

3. Business Expenses

3.1. Expenses. Employee is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement, including, without limitation, expenses for travel and similar items related to such duties and responsibilities. The Company will reimburse Employee for all such expenses upon presentation by Employee, from time to time, of accounts of such expenditures (appropriately itemized and approved consistent with the Company's policy).

3.2. Automobile Expenses. Use of, and the payment of all reasonable expenses (including, without limitation, insurance, repairs, maintenance, fuel and oil) for, an automobile. The monthly lease payment or allowance for such automobile shall be a minimum of $750 per month and is to be reviewed by the Compensation Committee on an annual basis;

3.3. YPO Dues. The Company will reimburse the Employee for all dues, fees and expenses associated with his membership in YPO (Young President’s Association) and its affiliated associations.

4. Termination of Employment.

4.1. Termination by the Company Not for Cause or by Employee for Good Reason.

(a) The Company may terminate Employee’s employment at any time for any reason. If Employee’s employment is terminated prior to the Termination Date, as that date may be extended from time to time under the terms of Section 1.1 hereof, (i) by the Company (other than for Cause (as defined in Section 4.2(c) hereof) or by reason of Employee’s death or Permanent Disability (as defined in Section 4.2(d) hereof)), or (ii) by the Employee for Good Reason (as defined in Section 4.1(c) hereof) prior to the Termination Date, Employee shall receive the following items and payments:

 (i) An amount (the "Termination Amount") in lieu of any Bonus in respect of all or any portion of the fiscal year in which such termination occurs and any other cash compensation, which Termination Amount shall be payable in a single lump sum within thirty (30) days following the date of such termination. The Termination Amount shall consist of an amount equal to the sum of (x) [two (2) times Employee’s Base Salary for the fiscal year immediately preceding the year in which such termination occurs] plus (y) [two (2) times Employee’s Bonus for the fiscal year immediately preceding the year in which such termination occurs];

(ii) Employee shall be entitled to receive a cash lump sum payment in respect of accrued but unused vacation days (the "Vacation Payment") and to Base Salary earned but not yet paid (the "Compensation Payment");

(iii) Any then unvested restricted stock and/or time-vesting stock option awards previously granted to Employee by the Company, including, without limitation, those grants set forth in Sections 2.3 hereof, shall become immediately one-hundred percent vested; and

(iv) Any other benefits due to Employee pursuant to the terms of any employee benefit plan or policy maintained generally for employees or a group of management employees.

(b) The Vacation Payment and the Compensation Payment shall be paid by the Company to Employee within 30 days after the termination of Employee’s employment by check payable to the order of Employee or by wire transfer to an account specified by Employee.

(c)  For purposes of this Agreement, "Good Reason" shall mean any of the following (without Employee’s express prior written consent):

(i) Any material breach by the Company of this Agreement, including any material reduction by the Company of Employee’s, title, duties or responsibilities (except in connection with the termination of Employee’s employment for Cause, as a result of Permanent Disability, as a result of Employee’s death or by Employee other than for Good Reason); or

(ii) A reduction by the Company in Employee’s Base Salary, other than a reduction which is part of a general salary reduction program affecting senior Employees of the Company generally; or

(iii) Any change by the Company of the Employee’s place of employment to a location more than fifty (50) miles from the Company's headquarters.

4.2 Discharge for Cause; Voluntary Termination by Employee; Termination Because of Death or Permanent Disability.

(a) The Company shall have the right to terminate the employment of Employee for Cause. In the event that Employee’s employment is terminated prior to the Termination Date (i) by the Company for Cause, or (ii) by Employee other than (A) for Good Reason or (B) as a result of the Employee’s Permanent Disability or death, Employee shall only be entitled to receive the Compensation Payment and the Vacation Payment. Employee shall not be entitled, among other things, to the payment of any Bonus in respect of all or any portion of the fiscal year in which such termination occurs, but shall be entitled to the payment of any unpaid bonus earned with respect to any prior fiscal year. After the termination of Employee’s employment under this Section 4.2, the obligations of the Company under this Agreement to make any further payments, or provide any benefits specified herein, to Employee shall thereupon cease and terminate.

(b) If Employee’s employment is terminated as a result of Employee’s Permanent Disability or death:

(i) Employee shall be entitled to receive the annual bonus described in Section 2.2 hereof prorated to the date of Employee’s Permanent Disability or death;

(ii) Any then unvested restricted stock and/or time-vesting stock option awards previously granted to Employee by the Company, including, without limitation, those grants set forth in Section 2.3 hereof, shall become immediately one-hundred percent vested; provided, however that in the event of Employee’s death future option awards shall; and

(iii) The Employee shall receive any other benefits due to Employee pursuant to the terms of any employee benefit plan or policy maintained generally for employees or a group of management employees

(c) As used herein, the term "Cause" shall be limited to (i) willful malfeasance, willful misconduct or gross negligence by Employee in connection with his employment, (ii) willful and continuing refusal by Employee to perform his duties hereunder or any lawful direction of the Company's Board of Directors (the "Board"), after notice of any such refusal to perform such duties or direction was given to Employee and Employee is provided a reasonable opportunity to cure such deficiency, or (iii) any material breach of the provisions of Section 10 of this Agreement by Employee or any other material breach of this Agreement by Employee after notice of any such breach and an opportunity to cure such breach. Termination of Employee pursuant to this Section 4.2 shall be made by delivery to Employee of a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the then members of the Board at a meeting of the Board called and held for the purpose (after 30 days prior written notice to Employee and reasonable opportunity for Employee to be heard before the Board prior to such vote), finding that in the reasonable judgment of the Board, Employee was guilty of conduct set forth in any of clauses (i) through (iii) above and specifying the particulars thereof.

(d) For purposes of this Agreement "Permanent Disability" shall have the same meaning ascribed thereto in the Company's Long-Term Disability Benefit Plan applicable to senior Employee officers as in effect on the date hereof.

5. Mitigation of Damages. Employee shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise after the termination of his employment  hereunder, and any amounts earned by Employee, whether from self-employment, as a common-law employee or otherwise, shall not reduce the amount of any Termination Amount otherwise payable to him.

6. Notices. All notices or communications hereunder shall be in writing, addressed as follows:

To the Company:	Sea Sun Capital Corp.
424 Brookmill Road
Oakville, ON Canada L6J 5K5

Attn: President and Chief Executive Officer

To Employee:	Gregory N Heller
2316 Tesla Cres.
Oakville ON Canada L6H 7T5

Any such notice or communication shall be delivered by hand or by courier or sent certified or registered mail, return receipt requested, postage prepaid, addressed as above (or to such other address as such party may designate in a notice duly delivered as described above), and the third business day after the actual date of mailing shall constitute the time at which notice was given.

7. Separability; Legal Fees. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect. Each party hereto shall be solely responsible for any and all legal fees incurred by him or it in connection with this Agreement, including the enforcement. In the event the Employee is required to bring any action to enforce rights or to collect monies due under this Agreement and is successful in such action, the Company shall reimburse the Employee for all of Employee’s reasonable attorneys' fees and expenses in preparing, investigating and pursuing such action.

8. Assignment. This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of Employee and the assigns and successors of the Company, but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by Employee (except by will or by operation of the laws of intestate succession) or by the Company, except that the Company may assign this Agreement to any successor (whether by merger, purchase or otherwise) to the stock, assets or business(es) of the Company.

9. Amendment. This Agreement may only be amended by written agreement of the parties hereto.

10. Nondisclosure of Confidential Information; Non-Competition; Non-Disparagement.

(a) Employee shall not, without the prior written consent of the Company, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity any Confidential Information (as defined below) pertaining to the business of the Company or any of its affiliates, except (i) while employed by the Company, in the business of and for the benefit of the Company, or (ii) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Employee to divulge, disclose or make accessible such information. For purposes of this Section 10(a), "Confidential Information" shall mean non-public information concerning the financial data, strategic business plans, product development (or other proprietary product data), customer lists, marketing plans and other non-public, proprietary and confidential information of the Company or its affiliates (the "Restricted Group") or customers, that, in any case, is not otherwise available to the public (other than by Employee’s breach of the terms hereof).

(b) During the Term and for one (1) year thereafter, Employee agrees that, without the prior written consent of the Company, (A) he will not, directly or indirectly, in Canada and the United States, participate in any Position (as defined below) in any business which is in direct competition with any business of the Restricted Group and (B) he shall not, on his own behalf or on behalf of any person, firm or company, directly or indirectly, solicit or offer employment to any person who has been employed by the Restricted Group at any time during the 12 months immediately preceding such solicitation, and (C) he shall not, on his own behalf or  on behalf of any person, firm or company, solicit, call upon, or otherwise communicate in any way with any client, customer, prospective client or prospective customer of the Company or of any member of the Restricted Group for the purposes of causing or of attempting to cause any such person to purchase products sold or services rendered by the Company or by any member of the Restricted Group from any person other than the Company or any member of the Restricted Group. The term "Position" shall include, without limitation, a partner, director, holder of more than 5% of the outstanding voting shares, principal, Employee, officer, manager or any employment or consulting position. It is acknowledged and agreed that the scope of the clause as set forth above is essential, because (i) a more restrictive definition of "Position" (e.g. limiting it to the "same" position with a competitor) will subject the Company to serious, irreparable harm by allowing competitors to describe positions in ways to evade the operation of this clause, and substantially restrict the protection sought by the Company, and (ii) by the allowing Employee to escape the application of this clause by accepting a position designated as a "lesser" or "different" position with a competitor, the Company is unable to restrict the Employee from providing valuable information to such competing company to the harm of the Company.

(c) Employee agrees that he will not, directly or indirectly, individually or in concert with others, engage in any conduct or make any statement that is likely to have the effect of undermining or disparaging the reputation of the Company or any member of the Restricted Group, or their good will, products, or business opportunities, or that is likely to have the effect of undermining or disparaging the reputation of any officer, director, agent, representative or employee, past or present, of the Company or any member of the Restricted Group. Company agrees that it shall not, directly or indirectly, engage in any conduct or make any statement that is likely to have the effect of undermining or disparaging the reputation of Employee.

(d) For purposes of this Section 10, a business shall be deemed to be in competition with the Restricted Group if it is principally involved in the purchase, sale or other dealing in any property or the rendering of any service purchased, sold, dealt in or rendered by the Restricted Group as a material part of the business of the Restricted Group within the same geographic area in which the Restricted Group effects such purchases, sales or dealings or renders such services. Nothing in this Section 10 shall be construed so as to preclude Employee from investing in any company pursuant to the provisions of Section 1.2 hereof.

(e) Employee and the Company agree that this covenant not to compete is a reasonable covenant under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction such restraint is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of this covenant as to the court shall appear not reasonable and to enforce the remainder of the covenant as so modified. Employee agrees that any breach of the covenants contained in this Section 10 would irreparably injure the Company. Accordingly, Employee agrees that the Company may, in addition to pursuing any other remedies it or they may have in law or in equity, cease making any payments otherwise required by this Agreement and obtain an injunction against Employee from any court having jurisdiction over the matter restraining any further violation of this Agreement by Employee.

11.  Beneficiaries; References. Employee shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Employee’s death, and may change such election, in either case by giving the Company written notice thereof. In the event of Employee’s death or a judicial determination of his incompetence, reference in this Agreement to Employee shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative. Any reference to the masculine gender in this Agreement shall include, where appropriate, the feminine.

12. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations. In particular, the provisions of Section 10 hereunder shall remain in effect as long as is necessary to give effect thereto.

13. Governing Law. This Agreement shall be construed, interpreted and governed in accordance with the laws of Ontario, without reference to rules relating to conflicts of law.

14. Effect on Prior Agreements. This Agreement contains the entire understanding among the parties hereto and supersedes in all respects any prior or other agreement or understanding among the parties or any affiliate or predecessor of the Company and Employee with respect to Employee’s employment, including but not limited to any severance arrangements. Under no circumstances shall Employee be entitled to any other severance payments or benefits of any kind, except for the payments and benefits described herein.

15. Withholding. The Company shall be entitled to withhold from payment any amount of withholding required by law.

16. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

SEA SUN CAPITAL CORP.

By:
Name: Graham Millington
Title: President and Chief Executive Officer

Greg Heller